Exhibit 10(xiv)

AGREEMENT TO SELL

AND PURCHASE REAL ESTATE

dated as of

August 25, 2004

by and between

KULICKE AND SOFFA INDUSTRIES, INC., Seller

and

GOOD MAC REALTY PARTNERS, L.P., Buyer

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TABLE OF CONTENTS

(continued)

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EXHIBITS

EXHIBIT A:	LEGAL DESCRIPTION OF PREMISES
EXHIBIT B:	PERSONAL PROPERTY
EXHIBIT C:	PERMITTED EXCEPTIONS
EXHIBIT D:	FORM OF LEASE
EXHIBIT E:	FORM OF DEED
EXHIBIT F:	FORM OF FIRPTA AFFIDAVIT
EXHIBIT G:	EASEMENTS

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DEFINED TERMS

“3-Acre Parcel” – as defined in the third paragraph of the Recitals.

“Act 2” – as defined in Section 4(a).

“Adjacent Property” – as defined in Section 4(a).

“Agreement” — as defined in the Caption of this Agreement.

“Allegro Parcel” – as defined in the third paragraph of the Recitals.

“Buyer” — as defined in the Caption of this Agreement.

“Buyer’s Closing Deliveries” — as defined in Section 10(b).

“Buyer’s Conditions” — as defined in Section 8.

“Buyer’s Land” — as defined in the third paragraph of Recitals.

“Buyer’s Studies” — as defined in Section 4(a).

“Closing” — as defined in Section 3.

“Closing Date” — as described in Section 3.

“Computer Avenue Easement” — as defined in Section 5(b).

“Contaminants” – as defined in Section 4(a).

“Deed” — as defined in Section 10(a)(i).

“Deposit” — as defined in Section 2.

“Designated Employees” — as defined in Section 15.

“Diligence Completion Date” – as defined in Section 4(a).

“Effective Date” — as defined in the Caption of this Agreement.

“Escrow Agent” — as defined in Section 21(a).

“Existing Easement Agreement” – as defined in Section 19.

“First Renewal Period” – as defined in Section 6(c).

“Identified Contamination” – as defined in Section 4(b).

“Initial Lease Period” – as defined in Section 6(a).

“Landlord” – as defined in Section 6.

“Laws” – as defined in Section 4(d).

“Lease” – as defined in Section 6.

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“Lease Memorandum” – as defined in Section 10(a)(vi).

“Lease Negotiation Period” – as defined in Section 6.

“Lease Term” – as defined in Section 6(c).

“Modification Agreement” — as defined in Section 5(b).

“Permitted Exceptions” — as defined in Section 5(b).

“Personal Property” – as defined in Section 1.

“Phase I ESA” — as defined in Section 4(a).

“Phase II ESA” — as defined in Section 4(a).

“Premises” — as defined in the first paragraph of Recitals.

“Purchase Price” — as defined in Section 2.

“Remediation Plan” — as defined in Section 4(b).

“Rent Escrow Agent” – as defined in Section 6(b).

“Seller” — as defined in the Caption of this Agreement.

“Seller Parties” — as defined in Section 18.

“Seller’s Broker” — as defined in Section 20.

“Seller’s Closing Deliveries” — as defined in Section 10(a).

“Seller’s Conditions” — as defined in Section 9.

“Seller’s Knowledge” — as defined in Section 15.

“Seller’s Warranties” — as defined in Section 18.

“Settlement Statement” — as defined in Section 10(a)(iv).

“Tenant” – as defined in Section 6.

“Tenant’s Costs” – as defined in Section 6(k).

“Three Month Renewal Period(s)” – as defined in Section 6(c).

“Title Company” — as defined in Section 2.

“Zoning Application” – as defined in Section 4(e).

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AGREEMENT TO SELL

AND PURCHASE REAL ESTATE

THIS AGREEMENT TO SELL AND PURCHASE REAL ESTATE (this “Agreement”), is made and entered into as of August 25, 2004 (the “Effective Date”), by and between KULICKE AND SOFFA INDUSTRIES, INC., a Pennsylvania corporation (“Seller”), party of the first part, and GOOD MAC REALTY PARTNERS, L.P., a Pennsylvania limited partnership (“Buyer”), party of the second part.

W I T N E S S E T H:

WHEREAS, Seller is the fee owner of certain land, containing an approximately twenty-one and three-tenths (21.3) acre parcel of land located in the Township of Upper Moreland, County of Montgomery and Commonwealth of Pennsylvania, as more particularly described in Exhibit A attached hereto and made a part hereof, together with the buildings, structures and other improvements located thereon (collectively, the “Premises”);

WHEREAS, Seller has offered to sell, and Buyer has agreed to purchase, subject to the terms, covenants and conditions of this Agreement, the Premises; and

WHEREAS, Buyer is the fee owner of a certain tract of land located adjacent to the Premises (“Buyer’s Land”), comprised of an approximately three and two-tenths (3.2) acre parcel of which was previously sold and Conveyed to Buyer’s nominee pursuant to a deed dated March 4, 2004 and subsequently recorded in the Recorder of Deed Office of Montgomery County Pennsylvania (the “3-Acre Parcel”), and an approximately twenty eight and seven-tenths (28.7) acre parcel (the “Allegro Parcel”) .

NOW, THEREFORE, for and in consideration of the mutual covenants and conditions contained herein, the sufficiency of which consideration is acknowledged by all parties, and intending to be legally bound,

IT IS HEREBY AGREED AS FOLLOWS:

1. AGREEMENT TO SELL AND PURCHASE THE PREMISES; PERSONAL PROPERTY

(a) Subject to all of the terms, covenants and conditions of this Agreement, Seller agrees to sell and convey, and Buyer agrees to purchase, the Premises, together with all right, title and interest, if any, of Seller in and to land lying in the bed of any streets, roads, avenues, alleys or passageways, opened or proposed, bounding or abutting the Premises.

(b) The sale and conveyance of the Premises shall specifically exclude all of the personalty described on Exhibit B attached hereto and made a part hereof (the “Personal Property”), it being understood that ownership of such personalty and all rights, title and interests therein and thereto shall be retained by Seller upon Closing.

2. PURCHASE PRICE; DEPOSIT. The purchase price (the “Purchase Price”) for the Premises is Eleven Million Two Hundred Thousand Dollars ($11,200,000), which shall be payable as follows:

(a) Within three (3) days after the Effective Date, Buyer shall deliver to Lawyers Title Insurance Corporation (the “Title Company”), as Escrow Agent, Two Hundred Thousand ($200,000) Dollars (the “Deposit”).

(b) On the Closing Date, Buyer shall pay to Seller an amount equal to the difference between (a) the Purchase Price, and (b) the amount of the Deposit held by the Escrow Agent and delivered to Seller as of the Closing Date, subject to the prorations and adjustments set forth in Section 7 or as otherwise provided under this Agreement, plus any other amounts required to be paid by Buyer to Seller at Closing as provided in this Agreement, and less any amounts to be paid by Seller to Buyer at Closing as provided in this Agreement, in immediately available federal funds by wire transfer as more particularly set forth in Section 21.

3. CLOSING; TIME FOR PERFORMANCE. Closing hereunder shall take place within sixty (60) calendar days after the Diligence Completion Date and, unless before said date Seller and Buyer shall have agreed on a definite time, date and place, at 10:00 A.M. (local time) on such day at the offices of Jaffe, Friedman, Schuman, Nemeroff, Applebaum & McCaffery P.C., 7848 Old York Road, 2nd Floor, Elkins Park, Pennsylvania 19027. Notwithstanding the foregoing, it is understood and agreed that Closing shall be held on such earlier date as Buyer shall designate by five (5) days’ prior notice to Seller. The payment by Buyer to Seller of the Purchase Price and delivery by Seller to Buyer of the Deed shall be referred to as the “Closing,” and the date on which the Closing occurs shall be referred to as the “Closing Date.”

4. DUE DILIGENCE; TESTING; ZONING. Buyer shall have until 11:59 P.M. (“local time”) on September 15, 2004 (the “Diligence Completion Date”), to inspect and/or cause one or more surveyors, attorneys, engineers, architects, environmental consultants and/or other experts of Buyer’s choice to inspect, examine, survey, appraise and otherwise do that which, in the opinion of Buyer, is necessary or appropriate for Buyer to satisfy itself with regard to the physical and environmental condition of the Premises, the suitability and feasibility of the Premises for the use intended by Buyer and all other aspects of the Premises as determined by Buyer, in its sole discretion (“Buyer’s Studies”).

(a) By the Diligence Completion Date, Buyer shall at its sole cost and expense obtain and deliver to Seller a Phase I environmental site assessment report (the “Phase I ESA”) of the Premises, together with any Phase II environmental site assessment report (the “Phase II ESA”) requested by Buyer and consented to by Seller under Section 4(d) below. Buyer shall arrange for the prompt commencement of the Phase I ESA and any Phase II ESA so that, in any event, such work is completed, and written results are available to Buyer and Seller prior to the Diligence Completion Date.

(i) If the Phase I ESA and/or any Phase II ESA discloses that any hazardous or toxic substances, material or waste which are regulated under any Laws (as defined below in Section 4(d)) (the “Contaminants”) are either (A) contained in soil or groundwater at the Premises at concentrations in excess of applicable Statewide Health Standard, non-residential Medium Specific Concentrations pursuant to the Pennsylvania Land Recycling and Environmental Remediation Standards Act (“Act 2”), (B) is otherwise found on, in, under or at the Premises at concentrations in excess of allowable limits under any other applicable environmental Law (in either case, “Identified Contamination”), or (C) contained in soil or groundwater at the Premises at such concentrations and in such locations that Buyer, based upon the reasonable judgment of its consultants and engineers hired to perform the Phase I and/or any Phase II ESA, reasonably determines that the Contaminants have migrated from the Premises to any piece of real property abutting the Premises other then the Allegro Parcel or the 3-Acre Parcel (the “Adjacent Property”), in amounts and concentrations that such Contaminants, if they have in fact migrated to the Adjacent Property, would be found on the Adjacent Property in amounts and concentrations sufficient to be classified as Identified Contamination, then subject to the exception under Section 4(b) below, Buyer shall within ten days (10) after the Diligence Completion Date propose a remediation plan (the “Remediation Plan”) designed to obtain governmental approval of a Final Report under Act 2 addressing all Identified Contamination at the Premises (or an equivalent governmental “no further action” determination under any other applicable environmental Law, if available). It is specifically understood that the Buyer shall have no right to propose a Remediation Plan pursuant to the foregoing subclause 4(a)(i)(C) if any Contaminants that migrated from the Premises to the Adjacent Property originated from Contaminants that originally migrated from either the Allegro Parcel or the 3-Acre Parcel onto the Premises. Buyer and Seller shall have ten (10) days thereafter to confer and attempt in good faith to reach an agreement regarding a mutually-acceptable approach to undertaking Buyer’s Remediation Plan or undertaking a mutually-acceptable alternative Remediation Plan. If Buyer and Seller reach such an agreement, then the parties shall proceed to implement the Remediation Plan in accordance with its terms and Buyer’s environmental due diligence shall be deemed satisfied and complete, and Buyer shall not thereafter assert that any environmental concerns related to the Premises constitute an impediment to proceeding to Closing, including, without limitation, any necessary post-Closing implementation of the Remediation Plan. If Buyer and Seller cannot reach such an agreement, then Buyer shall be required to give notice to Seller within three (3) days after completion of the above-stated negotiation period of Buyer’s agreement either: (I) to terminate this Agreement, in which case the Deposit shall be returned to Buyer and thereafter neither party hereto shall have further rights, liabilities or obligations hereunder, except for those as by the terms of this Agreement specifically survive a termination hereof; or (II) to proceed to Closing notwithstanding the lack of agreement regarding a Remediation Plan, in which case the Buyer’s environmental due diligence shall be deemed satisfied and complete, and Buyer shall not thereafter assert that any environmental concerns related to the Premises constitute an impediment to proceeding to Closing.

(ii) If the Phase I ESA and/or any Phase II ESA does not disclose the presence of Identified Contamination, or any Contaminants that may have migrated onto the

Adjacent Property, as described above, then the Buyer’s environmental due diligence shall be deemed satisfied and complete, and Buyer shall not thereafter assert that any environmental concerns related to the Premises constitute an impediment to proceeding to Closing.

(b) If the Buyer’s Phase I ESA and/or any Phase II ESA indicates that any Contaminants or Identified Contamination migrated to the Premises from either the Allegro Parcel or the 3-Acre Parcel, then Buyer shall not be entitled to exercise the termination option under Section 4(a) above and shall proceed to Closing, and Buyer further agrees to release, indemnify, defend and hold harmless Seller from and against any loss, cost, expenses (including reasonable attorneys fees, expenses and court costs), liabilities, and claims arising out of the presence of such migrated Identified Contamination on or under the Premises, and/or arising out of any remediation undertaken to address such migrated Identified Contamination. The indemnity and remediation obligations of Buyer contained in this Section 4(b) are in addition to, and in no way limited by, the provisions of Section 18 and shall survive the Closing, and shall not be merged therein.

(c) If at any time prior to the Diligence Completion Date, Buyer’s Studies (other than the Phase I ESA and Phase II ESA studies), reveals a condition that, in the opinion of the Buyer would interfere with the suitability or feasibility of Buyer’s use of the Premises, then Buyer, upon notice to Seller delivered no later than the Diligence Completion Date shall have the option of terminating this Agreement, in which case the Deposit shall be returned to Buyer and thereafter neither party shall have further rights, liabilities or obligations hereunder except for those as by the terms of this Agreement specifically survive a termination hereof. In no event may the Buyer provide notice of this option to terminate any later than the Diligence Completion Date.

(d) Subject to the restrictions contained in this Section 4, at any time between the Effective Date and the Diligence Completion Date, Buyer shall be afforded the opportunity to undertake Buyer’s Studies. Commencing upon the Effective Date, Buyer and Buyer’s duly authorized contractors, agents and representatives shall have the right upon twenty-four (24) hours prior notice to Seller to enter upon the Premises for the purpose of conducting Buyer’s Studies, all at Buyer’s sole cost and expense; provided, however, that Buyer shall not conduct any soil, groundwater or other environmental sampling and analysis beyond the reasonable and customary scope of a Phase II ESA for a similarly used and situated commercial property without the prior consent of Seller to a sampling and analysis Work Plan proposed by Buyer, which consent shall not be unreasonably withheld, it being understood that should the proposed invasive studies either cause Seller to incur any costs or be deemed to be disruptive to the operation of Seller’s business, such events, among others, would be deemed a reasonable basis for Seller to withhold consent. Buyer shall, and shall instruct all contractors, agents and third parties performing any of Buyer’s Studies to conduct Buyer’s Studies in accordance with all applicable laws, rules, ordinances, codes and regulations of the governmental and quasi-governmental authorities (collectively, the “Laws”), and in a manner which will avoid causing any damage to the Premises or injury (including death) to persons on, in or about the Premises. Prior to any such entry, Buyer shall present Seller with evidence of a general liability insurance policy from either Buyer or Buyer’s contractor or agent performing such work, naming Seller as an additional insured, which provides for insurance covering against claims for bodily injury, death or property damage in connection with the right of entry granted hereunder, in a combined single limit amount of Two Million ($2,000,000.00) Dollars for each occurrence and in the aggregate. Buyer shall keep the Premises free from any liens or third party claims resulting from Buyer’s entry thereon, and shall indemnify, defend and hold Seller harmless from and against any loss, cost, expense, (including attorneys’ fees, expenses and court costs), and liabilities, and claims therefor, in connection with injury to persons (including death) or property and damage to the Premises, including mechanic’s liens and the disturbance of a pre-existing environmental condition, incurred by Seller as a result of the entry on the Premises or the undertaking of Buyer’s Studies by or on behalf of Buyer, or both, which indemnification, hold harmless and duty to defend shall survive Closing or the earlier termination of this Agreement. Without limiting the generality of the foregoing, Buyer shall immediately repair all damage to the Premises caused by Buyer’s entry thereon or any of Buyer’s Studies, or both, and shall restore the Premises to substantially the same order and condition as existed prior to such entry and studies, all at Buyer’s sole cost and expense.

(e) In the period of time between the Effective Date and the Closing Date (or any earlier date upon which this Agreement terminates), Buyer, at Buyer’s sole cost and expense, may seek to take necessary actions to have the Premises’ zoning changed from its current status of I-Limited Industrial Use under the Zoning Code of Upper Moreland Township to C-1 Commercial under the Zoning Code of Upper Moreland Township (the “Zoning Application”). Seller will cooperate, at no cost and expense to itself, with Buyer in Buyer’s efforts to gain approval of the Zoning Application. Buyer shall (i) provide Seller with at least five (5) days notice of all hearings to be held with government officials in connection with the Zoning Application to enable Seller, at its election, to be present thereat or to participate therein, (ii) provide Seller with copies of all applications and supporting materials that Buyer intends to submit to government officials in connection with the Zoning Application either prior to or contemporaneously with such submissions, and (iii) if approval of the Zoning Application is obtained prior to Closing, deliver to the Seller at the time such approval is obtained a letter from the proper governmental authorities in Upper Moreland Township, Pennsylvania, confirming that Seller and its successors and assigns (either in its capacity as owner if Closing is not completed, or as tenant if Closing is completed and the Lease is executed and delivered) can continue its present use of the Premises, as a valid nonconforming use under the Zoning Code of Upper Moreland Township. It is understood that the Zoning Application shall not form a part of Buyer’s Studies. In the event this Agreement shall terminate prior to the completion of Closing for any reason whatsoever, all right, title and interest of Buyer in the Zoning Application shall revert to Seller, and Seller is hereby appointed by Buyer as its attorney-in-fact, coupled with an interest, to enable Seller to take all steps necessary to withdraw the Zoning Application.

5. TITLE AND TITLE INSURANCE.

(a) Seller shall give and Buyer shall accept good, marketable fee simple title to the Premises such as the Title Company will be willing to insure in accordance with its standard form of title policy and at standard rates, subject only to the Permitted Exceptions.

(b) The following shall constitute the “Permitted Exceptions”:

(i) those exceptions to title listed on Exhibit C;

(ii) other easements, restrictions, agreements and covenants of record, provided same would not (A) provide for forfeiture or reverter of title in the event of the violation thereof, or (B) call for the expenditure of any sum of money nor impose any restrictions on the use, development or redevelopment of the Premises for commercial or retail purposes;

(iii) real estate taxes or installments thereof, which, although a lien on the Closing Date, are not due and payable prior to the Closing Date, subject to adjustment as hereinafter set forth;

(iv) the standard preprinted survey and easement exceptions;

(v) First Amendment to Easement Agreement dated as of March 4, 2004, by and between Buyer and Seller (the “Modification Agreement”);

(vi) Easement Agreement dated as of March 4, 2004, by and between Buyer and Seller (the “Computer Avenue Easement”);

(vii) any exceptions caused by Buyer, its agents, representatives or employees; and

(viii) such other exceptions as the Title Company shall commit to insure over, without any additional cost to Buyer, whether such insurance is made available in consideration of payment by Seller, bonding by Seller, indemnity by Seller, or otherwise.

(c) After the Effective Date, Seller shall not further encumber the Premises nor enter into any agreements which create exceptions to marketable title, except for monetary encumbrances which shall be payable at or prior to the Closing Date, and the Lease as is contemplated by this Agreement. As used herein, a “monetary encumbrance” shall be a voluntary encumbrance to marketable title which can be cured by the payment of money in a determinable amount (such as a mortgage).

(d) If title to the Premises cannot be conveyed to Buyer on the Closing Date in accordance with the requirements of this Agreement, then Buyer at its option may either: (i) accept such title as Seller can convey without any reduction in the Purchase Price, or (ii) terminate this Agreement, in which event the Title Company, as Escrow Agent, shall refund the Deposit to Buyer, and upon such refund and payment, neither party hereto shall have any further rights, liabilities or obligations under this Agreement, except for those as by the terms of this Agreement shall specifically survive a termination hereof. Notwithstanding the foregoing, if title to the Premises is not as required by this Section 5 because of the willful act or omission of Seller subsequent to the date Seller reviews Buyer’s title commitment, the same shall constitute a default by Seller and Buyer shall be entitled to pursue all remedies available to Buyer pursuant to Section 13.

6. LEASE. Buyer and Seller shall, within a period of thirty (30) days following the Effective Date (the “Lease Negotiation Period”), agree upon a definitive form of Agreement of

Lease (the “Lease”) by and between Buyer, as landlord (the “Landlord”), and Seller, as tenant (the “Tenant”), to be attached to this Agreement as Exhibit D. If Buyer and Seller do not agree upon a definitive form of the Lease by the completion of the Lease Negotiation Period, then each of Buyer and Seller shall be free to terminate this agreement by giving the other party hereto five (5) days notice, in which case the Deposit shall be returned to the Buyer and thereafter neither party hereto shall have any further rights, liabilities or obligations hereunder, except for those as by the terms of this Agreement specially survive a termination hereof. The Lease shall be on terms mutually acceptable to the parties in the exercise of their respective opinions, but such terms and conditions shall include, but not be limited to, the following:

(a) Tenant shall lease from Landlord, the Premises for a period of twelve months commencing on the Closing Date (the “Initial Lease Period”).

(b) As consideration for the lease of the Premises during the Initial Lease Period, Tenant shall deposit with the Seller’s Broker or Buyer’s lender (so long as such lender is a reputable, institutional lender which maintains an administrative office in Philadelphia, Pennsylvania), as designated by Buyer, as escrow agent (in this capacity, the “Rent Escrow Agent”), at the Closing Date, rent in the amount of One Million Two Hundred Thousand Dollars ($1,200,000), such rent deposit to be paid by the Rent Escrow Agent to Landlord in monthly installments of One Hundred Thousand Dollars ( $100,000) on the first day of each calendar month with appropriate adjustment for a partial month if the Closing Date is not on the first day of a calendar month.

(c) Tenant shall be granted options to renew the lease as follows: (i) an option to extend the Initial Lease Period by one (1) six (6) month renewal period (the “First Renewal Period”); and (ii) at the conclusion of the first Renewal Period, Tenant shall have two (2) successive three (3) month renewal periods (each, a “Three Month Renewal Period,” and together, the “Three Month Renewal Periods”) (the Initial Lease Period together with the First Renewal Period and the Three Month Renewal Periods sometimes collectively referred to herein as, the “Lease Term”).

(d) Tenant, if it chooses to exercise its option for the First Renewal Period, must exercise such option in writing at least three (3) months prior to the expiration of the Initial Lease Period. Tenant, if it chooses to exercise either of its options for the Three Month Renewal Periods, must exercise said options in writing at least three (3) months before the commencement date of the subject Three Month Renewal Period.

(e) As consideration for the lease of the Premises during the first Renewal Period, Tenant shall, at the time the option is exercised, deposit with the Rent Escrow Agent, rent in the amount of Two Hundred Thousand Dollars ($200,000), such rent to be paid by the Rent Escrow Agent to the Landlord in monthly installments of One Hundred Thousand Dollars ($100,000) during the first two (2) months of the First Renewal Period on the first day of each calendar month with appropriate adjustment for a partial month if the Closing Date is not on the first day of a calendar month. During the remaining four months of the First Renewal Period, Tenant shall pay directly to Landlord monthly rent in the amount of One Hundred Thousand Dollars ($100,000). If Tenant shall exercise either of its options for the Three Month Renewal

Periods, Tenant shall pay directly to Landlord, monthly rent in the amount of One Hundred Thousand Dollars ($100,000) on the first day of each calendar month.

(f) Any rents held on deposit by the Rent Escrow Agent shall be deposited into an interest bearing account. Any interest that accrues on such rent deposits shall be, absent a default under the Lease by Tenant, paid to Tenant by the Rent Escrow Agent upon the expiration or termination of the Lease, unless Tenant is in default under the Lease after the giving of any required notice and the expiration of any applicable cure period without a cure having been effectuated, in which case the interest shall be applied to cure Tenant’s default. Landlord shall be responsible for payment of the Rent Escrow Agent for all fees and expenses requested or imposed by the Rent Escrow Agent for such services.

(g) Tenant shall be responsible for the payment of all real estate taxes attributable to the Premises during the Lease Term. Tenant shall also be responsible for payment of all utility charges (utilities to be separately metered as of the Closing Date) for all utilities used and consumed by Tenant during the Lease Term at the Premises and Tenant shall continue to maintain such insurance coverages as are in effect as of the Closing Date.

(h) Except for any cleaning, everyday maintenance and repair of the Premises necessitated by Landlord’s malfeasance or negligent act or omission, Tenant shall be responsible for the cleaning, everyday maintenance and repair of the Premises. Tenant will clean, maintain and repair the Premises to the extent necessary to ensure that the Premises are maintained in their same condition as existed at Closing, reasonable wear and tear, casualty and condemnation excepted; subject, however, to the understanding and agreement that Tenant shall not be obligated to replace any aspect of the roof, buildings, improvements, systems and equipment forming a part of the Premises that are not susceptible to repair.

(i) Landlord shall acknowledge that any obligations Landlord has incurred pursuant to the Modification Agreement, the Computer Avenue Easement and the Existing Easement Agreement shall remain valid and binding upon Landlord during the Lease Term, and shall not be modified, abrogated, diminished or nullified by doctrine of merger, or otherwise, so long as the Lease is in force and effect and notwithstanding that, upon the completion of Closing, Buyer, and its affiliate, shall be the record owner of all properties benefited and burdened thereby.

(j) At the conclusion of the Lease Term, Tenant shall have the obligation to remove the Personal Property from the Premises, at its sole cost and expense.

(k) Landlord shall have no obligation to maintain, repair or replace any portion of any building or any system located on the Premises unless such maintenance, repair or replacement is necessitated by Landlord’s malfeasance or negligent act or omission, in which event Landlord shall promptly undertake such work, at its sole cost and expense.

(l) Tenant, during the Lease Term, shall not conduct its business on, in or from the Premises in violation of any environmental Laws and shall comply with any copies of written notices of (i) uncorrected violations from any governmental authority having jurisdiction as to any underground storage tanks or hazardous materials used, generated, released, handled, stored, treated or otherwise located in, at, on or under the Premises, and (ii) uncorrected violations as to Laws pertaining to the Premises from any governmental authority having jurisdiction.

7. CLOSING ADJUSTMENTS.

(a) Seller and Buyer shall each pay one half of all state, county and local transfer taxes, if any, occasioned by the conveyance of the Premises and the transactions contemplated herein and the parties shall each execute and deliver any tax form, return or affidavit required in connection with the payment of such transfer taxes or the application for an exemption therefrom.

(b) All real estate taxes due and payable for the calendar or fiscal year, as the case may be, in which the Closing takes place allocable or imposed upon the Premises shall be payable by Seller.

(c) Seller shall pay all additional or “roll-back” taxes allocable to the period before the Closing Date imposed against the Premises pursuant to the Farmland and Forest Rollback Act and the Open Space Rollback Act which are assessed or imposed against the Premises, whether before or after the Closing Date, as a result of any agreement entered into by Seller or Seller’s predecessor in title.

(d) If on the Effective Date, the Premises or any part thereof shall be or shall have been affected by an assessment or assessments which are or may become payable in annual installments, of which the first installment is then a charge or lien, or has been paid, then for the purposes of this Agreement all the unpaid installments of any such assessment, including those which are to become due and payable after the Closing Date, shall be deemed to be due and payable and to be liens upon the Premises affected thereby and shall be paid and discharged by Seller.

(e) Buyer shall pay all premiums and charges of the Title Company for the Title Policy (including endorsements other than endorsements required to remove Title Objections which Seller has agreed to remove at Closing) to be issued pursuant to the Commitment, all recording and filing charges in connection with the Deed, one-half (1/2) of any escrow or closing charges (exclusive of any escrow charges under the Lease which, pursuant to Section 6(f), shall be born solely by Landlord), all costs of Buyer’s due diligence, and any other costs customarily paid by the buyer pursuant to local practice.

(f) Each party hereto shall pay its own attorneys.

(g) Any credit due to Buyer pursuant to this Section 7 shall be applied as a credit against the Purchase Price. Any credit due to Seller pursuant to this Section 7 shall be paid to Seller in addition to, and together with, the payment of the Purchase Price at Closing. The provisions of this Section 7 shall survive the Closing or the termination of this Agreement.

8. BUYER’S CONDITIONS PRECEDENT. Buyer’s obligation to pay the Purchase Price on the Closing Date is subject to the following conditions precedent (“Buyer’s Conditions”) being fully satisfied and subsisting as of the Closing Date:

(a) title to the Premises shall be as provided in Section 5;

(b) all of the representations and warranties by Seller set forth in this Agreement shall be true and correct in all material respects; and

(c) Seller shall have duly performed all of Seller’s obligations under this Agreement and shall have delivered to Buyer all documents required by this Agreement, including those required by Section 10(a).

Buyer shall have the right to waive the satisfaction, in whole or in part, of any of the foregoing Buyer’s Conditions.

9. SELLER’S CONDITIONS PRECEDENT. Seller’s obligation to deliver the Deed to Buyer is subject to the following conditions precedent (“Seller’s Conditions”) being fully satisfied and subsisting as of the Closing Date:

(a) all of Buyer’s representations and warranties shall be true and correct in all material respects;

(b) Buyer shall have duly performed all of Buyer’s obligations under this Agreement and shall have delivered to Seller the Purchase Price and all documents required by this Agreement, including those required by Section 10(b).

Seller shall have the right to waive the satisfaction, in whole or in part, of any of the foregoing Seller’s Conditions.

10. CLOSING DOCUMENTS.

(a) On the Closing Date, Seller, at its sole cost and expense, shall execute as required, and deliver the following (collectively, “Seller’s Closing Deliveries”):

(i) a special warranty deed in the form attached as Exhibit E conveying title in accordance with the requirements of Section 5 (the “Deed”);

(ii) such transfer tax returns as may be required, duly signed and sworn to by Seller, (and the amount of Seller’s half of the transfer taxes shall be paid out of the proceeds of the Purchase Price);

(iii) an affidavit of Non-Foreign Status in form attached as Exhibit F, and Buyer acknowledges and agrees that upon Seller’s delivery of such affidavit, Buyer shall not withhold any portion of the Purchase Price pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended;

(iv) four (4) original counterparts of a closing settlement statement apportioning any transactional costs as required by this Agreement (the “Settlement Statement”);

(v) the Lease, duly executed by Tenant;

(vi) a memorandum of lease with respect to the Lease, in proper form for recordation and otherwise in form and substance acceptable to Buyer and Seller (the “Lease Memorandum”), duly executed by Tenant;

(vii) such evidence as shall be reasonably requested by the Title Company of the authority of Seller and of the persons or parties executing this Agreement and all closing documents on behalf of Seller to enter into and consummate this Agreement and to execute and deliver all documents necessary to consummate the transaction described in or contemplated by this Agreement; and

(viii) such other documents as may be required by this Agreement.

(b) On the Closing Date, Buyer, at its sole cost and expense, shall execute as required, and deliver the following (collectively, “Buyer’s Closing Deliveries”):

(i) the Purchase Price;

(ii) funds sufficient to pay the Title Company for the amount of the transfer taxes for which Buyer is responsible hereunder and such transfer tax returns as may be required, duly signed and sworn to by Buyer;

(iii) four (4) original counterparts of the Settlement Statement;

(iv) the Lease, duly executed by Landlord;

(v) the Lease Memorandum, duly executed by Landlord;

(vi) such evidence as shall be reasonably requested by and acceptable to Seller’s counsel and the Title Company of the authority of Buyer and of the persons or parties executing this Agreement and all closing documents on behalf of Buyer to enter into and consummate this Agreement and to execute and deliver all documents necessary to consummate the transaction described in or contemplated by this Agreement; and

(vii) such other documents as may be required by this Agreement.

11. SELLER’S COVENANTS PENDING THE CLOSING. Seller covenants and agrees that between the Effective Date and the Closing Date, Seller shall:

(a) not grant or create rights in any third parties affecting the Premises or any part thereof except as specifically permitted by this Agreement;

(b) not further encumber the Premises or enter into any agreements which create exceptions to marketable title, except as specifically permitted by this Agreement;

(c) except to the extent Seller is relieved of such obligations by Section 13, maintain and keep the Premises in a manner consistent with Seller’s past practices with respect to the Premises; and

(d) advise Buyer of any notice Seller receives after the Effective Date from any governmental authority relating to the violation of any law or ordinance regulating the condition or use of the Premises.

12. ASSIGNMENT. Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior consent of Seller, which consent Seller may grant or withhold in its sole discretion, and any such assignment without Seller’s consent shall be null and void. Buyer shall be permitted to name nominees to take title to the Premises or any portion or portions thereof in conjunction with the completion of Closing.

13. CONDEMNATION.

(a) In the event prior to the Closing Date of any taking or threat of taking by condemnation (or any conveyance in lieu thereof) of the Premises or any “significant portion” thereof by anyone having the power of eminent domain, Buyer may, by notice to Seller delivered within fifteen (15) days of receiving notice from Seller of such event, elect to terminate this Agreement and all of Buyer’s obligations under this Agreement. The failure by Buyer to deliver such notice of termination within such fifteen (15) day period shall be deemed an election not to terminate this Agreement. For purposes of this Section 13, a “significant portion” of the Premises shall mean a reduction of more than twenty-five percent (25%) of the Premises.

(b) If Buyer elects not to terminate this Agreement, (i) Buyer shall have the right to participate in the prosecution of any condemnation proceeding either in its own name or in the name of Seller, or both, and Seller and Buyer shall cooperate fully with respect thereto so as to maximize any award available, (ii) the Purchase Price shall be reduced by an amount equal to the net award (after reimbursement to both Seller and Buyer of their respective costs and expenses, including attorney fees and costs, incurred in connection with their participation in the prosecution of the condemnation proceeding) which has actually been paid to Seller prior to the Closing Date and is allocable to the Premises, (iii) to the extent such award or proceeds have not been paid, Seller shall assign to Buyer on the Closing Date (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, all awards allocable to the taking of the Premises or such portion thereof, and (iv) Seller shall convey to Buyer on the Closing Date that part of the Premises not so taken. If the condemnation proceedings shall not be concluded by the Closing Date, Seller shall transfer and assign to Buyer at the Closing all rights and claims of Seller with respect to payment for damages and compensation allocable to such taking of the Premises to the extent then unpaid, and to all of Seller’s rights in such proceeding, but without any reduction in the Purchase Price. Seller will not settle any condemnation or eminent domain or any award or payment in connection with a change in grade of any street, road, highway or avenue in respect of or in connection with the Premises without obtaining Buyer’s prior consent in each case, which consent shall not be unreasonably withheld.

14. DEFAULT.

(a) If the sale and purchase of the Premises contemplated by this Agreement is not consummated on account of Seller’s default hereunder, and such default is not cured within fifteen (15) days following Seller’s receipt of notice (or, with respect to any non-monetary default, such longer period of time as is necessary to cure such default if Seller commences to cure within the initial fifteen (15) day period and thereafter diligently pursues such cure to completion), then Buyer may (i) waive the condition and proceed to Closing, (ii) seek specific performance from Seller, or (iii) terminate this Agreement by notice to Seller and receive from Seller the reimbursement for any and all reasonable expenses actually incurred by Buyer in connection with this Agreement, including reasonable attorneys fees, the costs of title examination, and expenses in connection with Buyer’s Studies, which reimbursement shall in no event exceed the aggregate sum of Forty Thousand Dollars ($40,000.00), as liquidated damages and not as a penalty, and thereafter the Deposit shall be refunded to Buyer, and upon such payment and refund, this Agreement shall be deemed terminated and neither party hereto shall have any further rights, liabilities or obligations hereunder other than those arising under any section which expressly provides that it shall survive the termination of this Agreement. As a condition precedent to Buyer exercising any right to bring an action for specific performance as the result of Seller’s default hereunder, Buyer must commence such action within ninety (90) days after: (x) the occurrence of such default; or (y) the expiration of any applicable time period applicable to such default without a cure having been effectuated, whichever is later. Buyer agrees that its failure timely to commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence such an action.

(b) If the sale and purchase of the Premises contemplated by this Agreement is not consummated on account of Buyer’s default hereunder and such default is not cured within fifteen (15) days following Buyer’s receipt of notice (or, with respect to any non-monetary default, such longer period of time as is necessary to cure such default if Buyer commences to cure within the initial fifteen (15) day period and thereafter diligently pursues such cure to completion), then in that case, the Deposit and such further sum or sums of money as may be paid on account hereof by Buyer or as consideration for any extension or amendment hereof may, at the sole and exclusive option of Seller, be paid to and retained by Seller as liquidated damages and not as a penalty as Seller’s sole remedy hereunder; subject, however, to the provisions of any indemnity, defense and hold harmless provisions of this Agreement which, by their terms, specifically survive the expiration or termination of this Agreement, and the delivery of those items referenced in Section 4 relating to the performance by Buyer of its due diligence rights hereunder. Buyer and Seller further agree that the foregoing right to receive the Deposit shall not constitute or be credited on account of any indemnification obligations of Buyer pursuant to the provisions of this Agreement, which indemnification obligations shall survive any cancellation or termination of this Agreement and the application of the Deposit under this Section 14(b).

(c) If Closing cannot occur for a failure of any condition precedent that is not a default by Buyer or Seller, which is not waived by the party hereto benefiting from the condition precedent, then either party hereto may terminate this Agreement by notice to the other, whereupon the Deposit shall be returned to Buyer, and thereafter this Agreement shall terminate and neither party to this Agreement shall have any further rights, liabilities or obligations hereunder other than any arising under any section which expressly provides that it shall survive the termination of this Agreement.

15. SELLER’S WARRANTIES AND REPRESENTATIONS. Seller represents and warrants to Buyer solely as to the following matters, each of which is warranted to be true and correct as of the Effective Date and shall, as a condition to Buyer’s obligations hereunder, continue to be true and correct in all material respects on the Closing Date:

(a) Seller is a duly formed and validly existing corporation under the laws of the Commonwealth of Pennsylvania;

(b) Subject to the terms of this Agreement, Seller has the full legal right, power and authority to execute and deliver this Agreement and Seller’s Closing Deliveries, to consummate the transaction contemplated hereby, and to perform its obligations hereunder and under Seller’s Closing Deliveries;

(c) This Agreement and Seller’s Closing Deliveries do not and will not contravene any provisions of the bylaws of Seller, or any judgment, order, decree, writ or injunction issued against Seller, or the provision of any Laws applicable to Seller. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Seller under any agreement to which Seller or any of its assets are subject or bound and will not result in a violation of any Laws applicable to Seller;

(d) Seller is not a “foreign person” as defined in the Internal Revenue Code of 1986, as amended, and as contemplated by the Foreign Investments in Real Property Tax Act (96 Stat. 2682), as amended by the Deficit Reduction Act of 1984, and Buyer has no obligation to withhold and pay over to the U. S. Internal Revenue Service any part of the “amount realized” by Seller in the transaction contemplated hereby;

(e) Seller has not entered into any other presently effective agreement to sell the Premises or any portion thereof, nor granted any presently effective option for the sale of the Premises or any portion thereof or right of first refusal with respect thereto;

(f) Seller has not received any written notice of any pending betterment assessment, capital improvement or special assessment to be assessed against the Premises. If Seller receives any notice of further assessment before the Closing Date, Seller shall provide a copy to Buyer, and such assessment shall be prorated in accordance with Section 7. Seller has not heretofore filed applications for the reduction of the assessed valuation of the Premises;

(g) Seller has no Knowledge of pending or contemplated condemnation proceedings affecting the Premises or any part thereof;

(h) Seller has no Knowledge of pending or threatened litigation, claims, administrative action or government investigation against the Premises which would, if determined adversely, materially adversely affect the Premises;

(i) The Premises is currently zoned I-Limited Industrial under the Zoning Code of Upper Moreland Township; the current use of the Premises as an office and light assembly facility and is in compliance with that zoning classification; and Seller has not received any notices of uncorrected violations of any housing, building, safety or fire ordinances with respect to the Premises;

(j) Seller has not received any written notices of uncorrected violations from any governmental authority having jurisdiction as to any underground storage tanks or hazardous materials used, generated, released, handled, stored, treated or otherwise located in, at, on or under the Premises; and

(k) Seller has not received any written notices of uncorrected violations as to Laws pertaining to the Premises from any governmental authority having jurisdiction.

For purposes of this Agreement: “Seller’s Knowledge” or words of similar import shall refer only to the actual knowledge of John Harrell, Facilities Manager, Morton Perchick, Executive Advisor, and David J. Anderson, Vice President and General Counsel (the “Designated Employees”). Seller’s Knowledge shall not be construed to refer to the knowledge of any other member, officer, agent or employee of Seller or any affiliate thereof. Seller represents and warrants that the Designated Employees are the employees of Seller who are primarily responsible for the Premises and who possess relevant knowledge pertaining to the Premises and the representations and warranties contained herein. There shall be no personal liability on the part of the Designated Employees arising out of any representations or warranties herein.

All representations and warranties of Seller shall merge in the Deed and shall not survive Closing or the earlier termination of this Agreement.

16. BUYER’S WARRANTIES AND REPRESENTATIONS. Buyer represents and warrants to Seller solely as to the following matters, each of which is warranted to be true and correct as of the Effective Date and shall, as a condition to Seller’s obligations hereunder, continue to be true and correct on the Closing Date:

(a) Buyer is a duly formed and validly existing limited partnership under the laws of the Commonwealth of Pennsylvania;

(b) Subject to the terms of this Agreement, Buyer has the full legal right, power and authority to execute and deliver this Agreement and Buyer’s Closing Deliveries, to consummate the transaction contemplated hereby, and to perform Buyer’s obligations hereunder and under Buyer’s Closing Deliveries; and

(c) This Agreement and Buyer’s Closing Deliveries do not and will not contravene any judgment, order, decree, writ or injunction issued against Buyer, or the provision of any Laws applicable to Buyer. The consummation of the transactions contemplated hereby will not result in a breach or constitute a default or event of default by Buyer under any agreement to which Buyer or any of Buyer’s assets are subject or bound and will not result in a violation of any Laws applicable to Buyer.

All representations and warranties of Buyer shall merge in the Deed and shall not survive Closing or the earlier termination of this Agreement.

17. NOTICES. Any notices, requests or other communications required or permitted to be given hereunder shall be in writing and delivered by (i) widely recognized national overnight courier service, or (ii) United States Postal Service, registered or certified mail, return receipt requested, postage prepaid, and in each case addressed to the party at its address set forth below:

To Seller:	Kulicke and Soffa Industries, Inc.
2101 Blair Mill Road
Willow Grove, PA 19090
Attention: Mr. Morton Perchick,
Executive Advisor

with a copy to:	Kulicke and Soffa Industries, Inc.
2101 Blair Mill Road
Willow Grove, PA 19090
Attention: David J. Anderson, Esq.,
Vice President &
General Counsel

with a copy to:	Drinker Biddle & Reath LLP
One Logan Square
18th & Cherry Streets
Philadelphia, PA 19103-6996
Attention: Harry S. Cherken, Jr., Esq.

To Buyer:	Mr. Bruce A. Goodman
c/o Goodman Properties
636 Old York Road, 2nd Floor
Jenkintown, PA 19046

with a copy to:	Jaffe, Friedman, Schuman, Nemeroff,
Applebaum & McCaffery P.C.
7848 Old York Road, Suite 200
Elkins Park, PA 19027
Attention: Peter S. Friedman, Esq.

Any such notice, request or other communication shall be considered given or delivered, as the case may be, on the date of delivery or the date that delivery is refused as evidenced by the records of the courier, delivery service or the United States Postal Service, as applicable. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt. By giving at least five (5) days prior notice thereof, any party hereto may from time to time change its mailing address hereunder.

18. PROPERTY SOLD “AS IS”. BUYER ACKNOWLEDGES AND AGREES THAT: (i) THE PREMISES SHALL BE SOLD, AND BUYER SHALL ACCEPT POSSESSION OF THE PREMISES ON THE CLOSING DATE, “AS IS, WHERE IS, WITH ALL FAULTS,” WITH NO RIGHT OF SETOFF OR REDUCTION IN THE PURCHASE PRICE, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT; (ii) EXCEPT FOR SELLER’S WARRANTIES AND REPRESENTATIONS SET FORTH IN SECTION 15 (COLLECTIVELY, THE “SELLER’S WARRANTIES”), NONE OF SELLER, ITS COUNSEL, SELLER’S BROKER, SALES AGENTS, NOR ANY PARTNER, OFFICER, DIRECTOR, EMPLOYEE, AGENT OR ATTORNEY OF SELLER, NOR THEIR COUNSEL, NOR ANY OTHER PARTY RELATED IN ANY WAY TO ANY OF THE FOREGOING (COLLECTIVELY, THE “SELLER PARTIES”) HAVE OR SHALL BE DEEMED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTEES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) TO BUYER WITH RESPECT TO THE PREMISES, ANY MATTER SET FORTH, CONTAINED OR ADDRESSED IN ANY OTHER TRANSACTIONAL DOCUMENTS, (INCLUDING THE ACCURACY, COMPLETENESS AND CONTENT THEREOF), OR THE RESULTS OF BUYER’S STUDIES; (iii) BUYER WILL, PRIOR TO CLOSING, CONFIRM INDEPENDENTLY ALL INFORMATION THAT IT CONSIDERS MATERIAL TO ITS PURCHASE OF THE PREMISES; AND (iv) BY PROCEEDING TO CLOSING BUYER ACCEPTS THE RISK OF ANY AND ALL KNOWN AND/OR POTENTIAL ENVIRONMENTAL LIABILITIES ASSOCIATED WITH THE PREMISES AND, BUT FOR ANY HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONTAMINATION THAT IS LOCATED ON THE PREMISES DUE TO THEIR RELEASE BY SELLER PRIOR TO CLOSING, OR ANY HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONTAMINATION THAT IS LOCATED ON THE PREMISES AND WITHIN THE SELLER’S KNOWLEDGE (AS SUCH TERM IS DEFINED IN SECTION 15 HERETO), BUT NOT DISCLOSED BY SELLER TO BUYER, BUYER SPECIFICALLY AGREES TO RELEASE SELLER FROM ANY LIABILITIES AND CLAIMS ARISING OUT OF THE PRESENCE OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONTAMINATION ON, IN OR UNDER THE PREMISES. BUYER SPECIFICALLY ACKNOWLEDGES THAT THE FOREGOING RELEASE IS IN ADDITION TO, AND IS NOT INTENDED TO MODIFY, DETRACT FROM OR ABROGATE THE RELEASE, INDEMNIFICATION, DEFENSE AND HOLD HARMLESS PROVISIONS OF SECTION 4(b) RELATING TO MIGRATION FROM EITHER THE ALLEGRO PARCEL AND/OR THE 3-ACRE PARCEL. BUYER ALSO SPECIFICALLY ACKNOWLEDGES THAT, EXCEPT FOR SELLER’S WARRANTIES, BUYER IS NOT RELYING ON (AND SELLER AND EACH OF THE OTHER SELLER PARTIES DOES HEREBY DISCLAIM AND RENOUNCE) ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE WHATSOEVER,

WHETHER ORAL OR WRITTEN, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, FROM SELLER OR ANY OTHER SELLER PARTIES, AS TO: (1) THE OPERATION OF THE PREMISES OR THE INCOME POTENTIAL THEREOF; (2) THE PHYSICAL CONDITION OF THE PREMISES OR THE CONDITION OR SAFETY OF THE PREMISES, INCLUDING THE PRESENCE OR ABSENCE, LOCATION OR SCOPE OF ANY HAZARDOUS MATERIALS IN, AT, OR UNDER THE PREMISES; AND (3) THE ABILITY OF BUYER TO OBTAIN ANY AND ALL NECESSARY GOVERNMENTAL OR QUASI-GOVERNMENTAL APPROVALS OR PERMITS FOR ANY INTENDED USE AND DEVELOPMENT OF THE PREMISES. BUYER FURTHER ACKNOWLEDGES AND AGREES THAT SELLER IS UNDER NO DUTY TO MAKE ANY AFFIRMATIVE INQUIRY REGARDING ANY MATTER WHICH MAY OR MAY NOT BE KNOWN TO SELLER, ITS OFFICERS, DIRECTORS, CONTRACTORS, AGENTS OR EMPLOYEES, EXCEPT AS SET FORTH IN SECTION 15. THE FOREGOING NOTWITHSTANDING, AND WITHOUT IMPLYING AN AFFIRMATIVE REQUIREMENT OF INQUIRY, SELLER IS OBLIGATED TO DISCLOSE TO BUYER ANY MATERIAL INFORMATION WHICH BECOMES KNOWN TO SELLER REGARDING THE PREMISES OR ANY OTHER TRANSACTIONAL DOCUMENT IF SUCH INFORMATION REASONABLY COULD BE CONSIDERED TO BE ADVERSE TO THE USE OF THE PREMISES.

19. BUYER’S COVENANTS. Buyer covenants that it shall perform the following, at Buyer’s sole cost and expense: Notwithstanding the execution and delivery of the Deed by Seller at Closing (and the contemporaneous execution and delivery of the Lease), Buyer shall continue to perform and honor any and all obligations, covenants and easements, and other rights created in favor of Seller pursuant to the Easement Agreement dated as of July 22, 1983, by and between Ford Aerospace & Communications Corporation, a Delaware corporation, Seller, Solid State Scientific, Inc., a Delaware Corporation and Montgomery County Industrial Development Authority (the “Existing Easement Agreement”), the Modification Agreement and the Computer Avenue Easement. It is specifically understood, that as a material inducement to Seller to execute and deliver this Agreement, Buyer acknowledges and agrees that the Existing Easement Agreement, the Modification Agreement and the Computer Avenue Easement, copies of which are attached to Exhibit G hereto, will not be extinguished by the doctrine of merger (or any similar legal or equitable doctrines) until such time as the Lease Term is terminated, and that the provisions of this Section 19 specifically shall remain the joint and several obligations of Buyer and of its successors and permitted assigns.

The provisions of this Section 19 shall survive the Closing or the earlier termination of this Agreement and shall continue until the termination of the Lease Term.

20. BROKER. Buyer and Seller each represent to the other that no broker has been involved in this proposed transaction other than Colliers, Lanard & Axilbund, Inc. (“Seller’s Broker”), and Seller shall pay a commission to Seller’s Broker pursuant to a separate agreement. Buyer and Seller agree that each shall indemnify and hold the other harmless from and against any loss, damage and liability, including reasonable attorneys’ fees, sustained as a result of a breach of the foregoing representation, warranty or obligation. The indemnification obligations of the parties hereto under this Section 20 shall survive Closing or the earlier termination of this Agreement.

21. ESCROW.

(a) Seller and Buyer hereby designate the Title Company as “Escrow Agent” to receive and hold the Deposit, and Escrow Agent agrees to act in such capacity subject to the provisions of this Section 21. Promptly upon receipt, Escrow Agent shall hold the Deposit in a demand or money market account in a federally insured financial institution approved by Buyer and Seller located in Philadelphia, Pennsylvania, and such funds may not be commingled with any other deposits held by Escrow Agent. Any interest which accrues on the Deposit shall be deemed to be part of the Deposit and disposed with the Deposit in accordance with this Section 21.

(b) On receipt by Escrow Agent of a statement executed by Buyer prior to, on or after the Closing Date, that this Agreement has been terminated by Buyer as of right or because of a default by Seller under this Agreement, Escrow Agent shall within five (5) days thereafter deliver a copy of said statement to Seller in accordance with Section 17 and return the Deposit to Buyer on the tenth (10th) day after receipt by Escrow Agent of said statement unless Escrow Agent, prior to such date, receives from Seller a statement contesting the accuracy of Buyer’s statement and demanding retention of the Deposit by Escrow Agent.

(c) On receipt by Escrow Agent of a statement executed by Seller prior to, on or after the Closing Date, that this Agreement has been terminated because of a default by Buyer under this Agreement, Escrow Agent shall within five (5) days thereafter deliver a copy of said statement to Buyer in accordance with Section 17 and deliver the Deposit to Seller on the tenth (10th) day after receipt by Escrow Agent of said statement unless Escrow Agent, prior to such date, receives from Buyer a statement contesting the accuracy of Seller’s statement and demanding retention of the Deposit by Escrow Agent.

(d) On receipt by Escrow Agent of a notice of objection from Seller or Buyer under subparagraphs (b) or (c) above, Escrow Agent shall retain the Deposit and thereafter deliver the proceeds of the Deposit to either Seller or Buyer, as Seller and Buyer may direct by a statement executed by them both, provided Escrow Agent may at any time after receiving such a statement retain the Deposit, and with notice to Seller and Buyer, surrender the Deposit to a court of competent jurisdiction in the Commonwealth of Pennsylvania for such disposition as may be directed by such court.

(e) Upon delivery of the Deposit to either Seller, Buyer or a court of competent jurisdiction under and pursuant to the provisions of this Section 21, Escrow Agent shall be relieved of all liability, responsibility or obligation with respect to or arising out of the Deposit and any and all of its obligations arising therefrom.

(f) The Escrow Agent is executing this Agreement for the sole purpose of agreeing to act as such in accordance with the terms of this Section 21.

(g) The provisions of this Section 21 shall survive Closing or the earlier termination of this Agreement.

22. WAIVER. The failure to enforce any particular provision of this Agreement on any particular occasion shall not be deemed a waiver by either party hereto of any of its rights hereunder, nor shall it be deemed to be a waiver of subsequent or continuing breaches of that provision, unless such waiver be expressed in a writing signed by the party hereto to be bound.

23. DATE FOR PERFORMANCE. If the time period by which any right, option or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a Saturday, Sunday, or a national bank holiday, then such time period will be automatically extended through the close of business on the next following business day.

24. FURTHER ASSURANCES. The parties agree that they will each take such steps and execute such documents as may be reasonably required by the other party hereto to carry out the intent and purpose of this Agreement.

25. SEVERABILITY. In the event any provision or portion of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such holding will not affect the remainder of this Agreement, and the remaining provisions shall continue in full force and effect to the same extent as would have been the case had such invalid or unenforceable provision or portion never been a part of this Agreement.

26. RECORDING. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded. If Buyer breaches the foregoing provision, this Agreement shall, at Seller’s election, terminate, and Seller shall retain the Deposit. Buyer hereby irrevocably appoints Seller as its true and lawful attorney-in-fact, coupled with an interest, for the purpose of executing and recording such documents and performing such other acts as may be necessary to terminate any recording or filing of this Agreement in violation of this Section 26. Notwithstanding the foregoing, Buyer may file a notice of pendency against the Premises following a default hereunder by Seller.

27. SUCCESSORS AND ASSIGNS. This Agreement is binding upon and shall inure to the benefit of Buyer and Seller, their respective heirs, personal representatives, successors and permitted assigns, and shall include the singular, plural, masculine, feminine or neuter as required by context.

28. CONSTRUCTION.

(a) The terms “herein,” “hereunder,” “hereinabove,” “hereinafter” or similar words used in this Agreement shall be deemed to refer to this entire Agreement, unless expressly stated to the contrary. The terms “include,” “including” and words of similar import shall be construed as if followed by the phrase “without limitation.” The use in this Agreement of the words “such as” and “including” shall not be deemed to limit the generality of the term or clause to which it has reference, whether or not non-limiting language (such as import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that would reasonably fall within the broadest possible scope of such general statement, term or matter.

(b) This Agreement shall not be interpreted or construed more strictly against one party or the other merely by virtue of the fact that it was drafted by counsel to Seller or Buyer, it being acknowledged and agreed that Seller and Buyer have both contributed materially and substantially to the negotiations and drafting of this Agreement.

(c) Any pronoun referring to Seller, Buyer or a third party shall be read in such number and gender as the context may require.

29. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof and shall become binding and enforceable upon the full and compete execution and unconditional delivery of this Agreement by both parties. No prior verbal or written agreement between the parties relating to the Premises shall survive the execution of this Agreement.

30. AMENDMENT. No amendment of or modification to this Agreement of any kind whatsoever shall be made or claimed by Seller or Buyer, and no notice of any extension, change, modification or amendment made or claimed by Seller or Buyer (except with respect to permitted unilateral waivers) shall have any force or be of any effect whatsoever unless the same is in writing and signed by Seller and Buyer.

31. APPLICABLE LAW. This Agreement, all questions of interpretation hereof and all controversies hereunder shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed wholly within said Commonwealth.

32. RELATIONSHIP OF THE PARTIES. Nothing contained herein shall be construed or interpreted as creating a partnership or joint venture between the parties. It is understood that the relationship is an arms length one that shall at all times be and remain that of Buyer and Seller.

33. INCORPORATION BY REFERENCE. All documents, instruments, schedules and other matters attached to this Agreement as exhibits are specifically made a part hereof and incorporated herein by the reference thereto in this body of this Agreement. The parties hereto disclaim any notations or depictions on any plans or drawings attached hereto as exhibits which are not specifically referred to and agreed upon by the parties in the body of this Agreement.

34. CAPTIONS. Captions are used in this Agreement solely for convenience of reference and shall neither be considered a part of this Agreement nor affect the construction to be given any of the provisions hereof.

35. NO OFFER; COUNTERPARTS. Delivery of this Agreement shall not be deemed an offer and neither Seller nor Buyer shall have any rights or obligations hereunder unless and until both parties have signed and delivered this Agreement. This Agreement, or the signature pages hereof, may be executed in any number of original counterparts, all of which evidence only one agreement and only one full and complete copy need be produced for any purpose. A facsimile of a signature will have the same legal effect as an originally drawn signature.

36. WAIVER OF TRIAL BY JURY. SELLER AND BUYER HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, ACTION, PROCEEDING OR COUNTERCLAIM BY EITHER SELLER OR BUYER AGAINST THE OTHER ON ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

37. TIME OF THE ESSENCE. Time, whenever mentioned herein, shall be of the essence of this Agreement.

38. WAIVER OF TENDER. Formal tender of an executed Deed and the Purchase Price are each hereby waived.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

Witness/Attest:	KULICKE AND SOFFA INDUSTRIES, INC. a Pennsylvania corporation

/S/ DAVID J. ANDERSON	By:	/S/ MAURICE CARSON
	Name:	Maurice Carson
	Title:	Vice President and Chief Financial Officer

GOOD MAC REALTY PARTNERS, L.P., a Pennsylvania limited partnership

	By:	3900 GP, Inc., its general partner

/S/ PETER S. FRIEDMAN	By:	/S/ BRUCE A. GOODMAN
	Name:	Bruce A. Goodman
	Title:	President

ESCROW ACCEPTED: KEYSTONE AGENCY, INC.

By:	/S/ JERRY SOKOLOW
Name:	Jerry Sokolow
Title:	President

On this 23rd day of August, 2004, the undersigned, the real estate broker who participated in the foregoing Agreement and the transactions reflected thereby, in compliance with the requirements of the Pennsylvania Real Estate Licensing Act (the “Act”), hereby certifies (a) to both Seller and Buyer (as those parties are identified in the foregoing Agreement) that the undersigned is the agent of Seller, and not of Buyer, and (b) to Buyer that: (i) the zoning classification of the Premises is I-Limited Industrial, (ii) there has been established under the Act a Real Estate Recovery Fund, the purpose of which, subject to the provisions of the Act, is to provide a fund for payment to aggrieved parties upon grounds of fraud, misrepresentation or deceit in connection with a transaction for which a license is required under the Act, and (iii) questions concerning such fund should be directed to the Pennsylvania State Real Estate Commission, whose telephone number is (717) 783-3658.

BROKER: COLLIERS, LANARD & AXILBUND, INC. ADDRESS:

By:	/S/ ROBERT B. STEINHART
Its:	Senior Executive Vice President

[Corporate Seal]	Attest: /s/ Robert B. Steinhart
Its: Secretary

FIRST AMENDMENT TO

AGREEMENT TO SELL AND PURCHASE REAL ESTATE

FIRST AMENDMENT TO AGREEMENT TO SELL AND PURCHASE REAL ESTATE (this “Amendment”), dated as of September 15, 2004 by and between KULICKE AND SOFFA INDUSTRIES, INC., a Pennsylvania corporation (“K&S”), and GOOD MAC REALTY PARTNERS, L.P., a Pennsylvania limited partnership (“Good Mac”).

BACKGROUND

A. K&S owns fee simple title to an approximately twenty-one and three-tenths (21.3) acre parcel of land located in the Township of Upper Moreland, County of Montgomery, Commonwealth of Pennsylvania, together with the buildings, structures and other improvements located thereon (the “Property”).

B. K&S and Good Mac have entered into an Agreement to Sell and Purchase Real Estate dated as of August 25, 2004 (the “Agreement”) whereby, among other things, K&S as seller, has agreed to sell and Good Mac, as buyer, has agreed to buy the Property, subject to the terms and conditions set forth in the Agreement.

C. The Agreement provides that Good Mac shall have until September 15, 2004 (being the Diligence Completion Date thereunder) to complete certain physical and environmental testing on the Property as more fully set forth in Section 4 of the Agreement.

D. Except for the Asbestos Studies (as defined below), Good Mac has completed all Buyer’s Studies (including any Phase I ESA and/or any Phase II ESA) which it has deemed either necessary or desirable with respect to the Property.

E. Good Mac has advised K&S that Buyer’s Studies (including any Phase I ESA and/or any Phase II ESA, but exclusive of the Asbestos Studies) have not disclosed (i) the presence of any Identified Contamination on the Property other than evidence of the presence of asbestos containing materials which shall be further investigated by Good Mac as part of the Asbestos Studies, (ii) any Contaminants on the Property in such concentrations and in such locations that it could lead to the reasonable determination that the Contaminants had migrated from the Property to the Adjacent Property in amounts and concentrations sufficient to be classified as Identified Contamination, or (iii) any other condition that, in the opinion of Good Mac, would interfere with the suitability or feasibility of Good Mac’s use of the Property.

F. Good Mac and K&S now desire to amend the Agreement, upon the terms and subject to the conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of ten ($10.00) dollars and the mutual covenants and agreements hereinafter set forth, and intending to be legally bound, the parties agree as follows:

1. The Diligence Completion Date shall be extended until 11:59 P.M. (“local time”) on September 29, 2004 (the “Modified Diligence Completion Date”) for the sole and limited purpose of permitting Good Mac, at its sole cost and expense, to inspect and/or cause one or more surveyors, attorneys, engineers, architects, environmental consultants and/or other experts of Good Mac’s choice to inspect and examine any buildings located on the Property for asbestos or asbestos containing materials (the “Asbestos Studies”).

2. Good Mac acknowledges and agrees that (i) any Phase I ESA and/or any Phase II ESA which Good Mac has caused to be conducted did not disclose the presence of Identified Contamination other than evidence of the presence of asbestos containing materials which shall be further investigated by Good Mac as part of the Asbestos Studies, or any Contaminants that may have migrated onto the Adjacent Property in amounts and concentrations that such Contaminants, if they had in fact migrated to the Adjacent Property, would be found on the Adjacent Property in amounts and concentrations sufficient to be classified as Identified Contamination, (ii) Good Mac’s environmental due diligence, to the extent and scope Good Mac deemed necessary and desirable, exclusive of the Asbestos Studies, is satisfied and completed, and (iii) Buyer’s Studies (other than the Asbestos Studies which Good Mac may elect to undertake) have not revealed any condition that, in the opinion of Good Mac would interfere with the suitability or feasibility of Good Mac’s use of the Property.

3. As of the date of this Amendment, except for matters pertaining to any Asbestos Studies that Good Mac may elect to undertake, Good Mac is fully satisfied with the results of Buyer’s Studies (including any Phase I ESA and/or Phase II ESA).

4. If at any time prior to the Modified Diligence Completion Date the Asbestos Studies reveal a condition that, in the opinion of the Good Mac, would interfere with the suitability or feasibility of Good Mac’s use of the Property, then Good Mac, upon notice to K&S delivered no later than the Modified Diligence Completion Date, shall have the option of proposing a Remediation Plan (as to the Asbestos Studies only) in accordance with and subject to the provisions of Section 4(a)(i) of the Agreement (including the termination rights contained in such Section 4(a)(i)). In no event shall Good Mac propose a Remediation Plan any later than the Modified Diligence Completion Date.

5. The Asbestos Studies shall conform, and be subject to, those restrictions, indemnities and standards set forth in Section 4(d) of the Agreement.

6. Good Mac and K&S acknowledge and agree that the Lease Negotiation Period shall be extended until the close of business on October 8, 2004.

7. Good Mac and K&S acknowledge and agree that Closing under the Agreement shall take place no later than November 15, 2004, in accordance with the provisions of Section 3 of the Agreement.

8. Except as specifically amended herein, all other terms and provisions of the Agreement shall remain unchanged and in full force and effect.

9. Defined terms used herein shall have the same meanings as ascribed to them in the Agreement unless separately defined in this Amendment.

10. This Amendment may not be assigned by either party without the written consent of both parties. The rights and obligations of the parties hereto will inure to the benefit of, will be binding upon, and will be enforceable by the parties, and their respective heirs, personal representatives, permitted successors and permitted assigns.

11. This Amendment shall be interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflicts of laws.

12. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument. A signature page transmitted by facsimile shall be deemed an original for all purposes.

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IN WITNESS WHEREOF, this Amendment has been duly executed by the parties as of the day and year first above written.

KULICKE AND SOFFA INDUSTRIES, INC., a Pennsylvania corporation

By:	/S/ MAURICE CARSON
Name:	Maurice Carson
Title:	Vice President and Chief Financial Officer

GOOD MAC REALTY PARTNERS, L.P., a Pennsylvania limited partnership

By:	3900 GP, Inc., its general partner

By:	/S/ BRUCE A. GOODMAN
Name:	Bruce A. Goodman
Title:	President